Exhibit 99.1

Red Metal Resources Grants Extension to Geoactiva

THUNDER BAY, ON and VALLENAR, CHILE, April 11, 2013

On February 14, 2013 Red Metal Resources Ltd. (OTCBB:RMES) announced that on February 11, 2013 the Company’s subsidiary, Minera Polymet Limitada, had entered into a Memorandum of Understanding (“MOU”) with Geoactiva Spa, (“Geoactiva”).  Pursuant to the MOU Geoactiva was granted the right to acquire 100% of the mining concessions group named “Perth” through the execution of a mining option purchase agreement whereby Geoactiva intends to acquire the option to earn 100% interest in the Perth property.  To earn 100%, Geoactiva will be required to make payments totaling US$1,000,000 and incur a total of US$3,500,000 in exploration expenditures over a period of four years.  The MOU permitted Geoactiva to conduct a due diligence investigation for a period of 60 days.  On April 9, 2013, Polymet agreed to extend the due diligence investigation period for an additional 30 days, therefore, the due diligence investigation period will now expire on May 12, 2013.  Unless another agreement is entered into between the parties, if Geoactiva fails to enter into the Option Agreement prior to the end of the due diligence investigation period, the right to purchase the mining concessions will expire.

Geoactiva is a part of Mineria Activa, a private equity group focused on mining in Chile.  The Mineria Activa group manages projects from exploration to production stage using their in-house team of geologists and mining engineers.

Caitlin Jeffs, P. Geo., President & CEO of Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCQB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.
Caitlin Jeffs, P.Geo, CEO
807.345.7384
caitlin.jeffs@redmetalresources.com
www.redmetalresources.com